As filed with the Securities and Exchange Commission on January 17, 2013

Registration No. 333-180264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METROPOLITAN HEALTH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0635748
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 510
Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

Law Department

Metropolitan Health Networks, Inc.

777 Yamato Road, Suite 510

Boca Raton, FL 33431

(Name and Address of Agent for Service)

(561) 805-8500

(Telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-180264) (the “Registration Statement”) filed with the Securities and Exchange Commission by Metropolitan Health Networks, Inc. (the “Registrant”) on March 21, 2012.

On December 21, 2012, pursuant to the Agreement and Plan of Merger, dated as of November 3, 2012 (the “Merger Agreement”), by and among the Registrant, Humana Inc., a Delaware corporation (“Humana”), and Miner Acquisition Subsidiary, Inc., a Florida corporation and a wholly-owned subsidiary of Humana (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant being the surviving corporation of the Merger. As a result of the Merger, the Registrant became a wholly-owned subsidiary of Humana.

Pursuant to the Merger Agreement, (a) at the effective time of the Merger (the “Effective Time”), each outstanding share of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), (other than shares owned by the Registrant, Humana, Merger Sub or any of their respective subsidiaries) was converted into the right to receive $11.25 per share in cash, without interest and less any applicable withholding taxes, (b) immediately prior to the Effective Time, each outstanding option to purchase shares of Common Stock became fully vested and exercisable and was cancelled in exchange for the right to receive, at the Effective Time, an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such option, multiplied by (ii) the excess, if any, of $11.25 over the exercise price per share of such option, without interest and less any required withholding taxes, and (c) prior to the Effective Time, each restricted share of Common Stock became fully vested and was converted into the right to receive, at the Effective Time, $11.25 in cash, without interest and less any required withholding taxes.

As a result of the Merger, the offering of securities of the Registrant pursuant to the Registration Statement has been terminated. No securities have been sold pursuant to the Registration Statement. Pursuant to the Registrant’s undertaking in Part II, Item 17 in the Registration Statement, the Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw from registration all securities registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky on January 17, 2013.

METROPOLITAN HEALTH NETWORKS, INC.

By:	/s/ James H. Bloem
	Name:	James H. Bloem
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.